Exhibit 99.2

EXECUTION VERSION

AMENDED AND RESTATED ADMINISTRATION AGREEMENT
between
FORD MOTOR CREDIT COMPANY,
as Collateral Agent Administrator,
and
U.S. BANK NATIONAL ASSOCIATION,
as Administrative Agent,
Dated as of December 1, 2006

Exhibit 99.2
EXECUTION VERSION
     AMENDED AND RESTATED ADMINISTRATION AGREEMENT, dated as of December 1, 2006 (this “Agreement”), between FORD MOTOR CREDIT COMPANY, a Delaware corporation (“Ford Credit”), as administrator (the “Collateral Agent Administrator”), and U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), a national banking association, not in its individual capacity but solely as administrative agent (the “Administrative Agent”) amending and restating the Administration Agreement, dated as of July 22, 2005, between Ford Credit and U.S. Bank.
BACKGROUND
     Pursuant to the Amended and Restated Credit and Security Agreement (the “Credit and Security Agreement”), dated as of December 1, 2006, between each of the Titling Companies, Ford Credit, the Administrative Agent, and HTD Leasing LLC, as collateral agent for Ford Credit, the Collateral Agent will hold a security interest in certain assets of the Borrowers for the benefit of the Secured Parties specified therein. Pursuant to Section 3.01(d) of the Credit and Security Agreement, the Administrative Agent is responsible for performing certain duties on behalf of the Collateral Agent.
     The Administrative Agent desires to have the Collateral Agent Administrator perform, and the Collateral Agent Administrator has the capacity and is willing to perform, certain duties of the Administrative Agent under the Credit and Security Agreement on the terms set forth in this Agreement.
ARTICLE I
USAGE AND DEFINITIONS
     Capitalized terms used but not otherwise defined in this Agreement are defined in Appendix A to the Credit and Security Agreement or, if not defined therein are defined in Appendix 1 to the applicable Exchange Note Supplement. Appendix A to the Credit and Security Agreement also contains rules as to usage applicable to this Agreement.
ARTICLE II
DUTIES OF THE COLLATERAL AGENT ADMINISTRATOR
     SECTION 2.1 Duties of the Collateral Agent Administrator with Respect to the Credit and Security Agreement. The Collateral Agent Administrator will perform the following obligations (references are to sections of the Credit and Security Agreement) on behalf of the Administrative Agent (collectively and together with the additional duties of the Collateral Administrative Agent set forth in Section 2.2, the “Collateral Agent Administrative Duties”):
          (a) (i) maintaining books and records indicating the Revolving Facility Balance from time to time and (ii) reflecting reductions to the Revolving Facility

Balance on such books and records in connection with the issuance of Exchange Notes (Section 2.01(b) and Section 4.01(e));
          (b) preparing all supplements and amendments to the Credit and Security Agreement and all financing statements, continuation statements, instruments of further assurance and other instruments, and taking such other action necessary or advisable (including recording such financing statements or other instruments in a public filing office) to:
          (i) maintain or preserve the Lien and security interest (and the priority of such security interest) granted under the Credit and Security Agreement or carry out more effectively the purposes thereof (Section 3.01(b)(ii)(A));
          (ii) perfect, publish notice of or protect the validity of any Grant made or to be made by the Credit and Security Agreement (Section 3.01(b)(ii)(B));
          (iii) enforce the Collateral (Section 3.01(b)(ii)(C));
          (iv) preserve and defend title to the Collateral and the rights of the Secured Parties in such Collateral against the claims of all Persons (Section 3.01(b)(ii)(D));
          (c) taking all actions necessary to cause the Certificate of Title with respect to each Collateral Leased Vehicle to reflect “HTD Leasing LLC” or in such substantially similar words as the relevant Governmental Authority will accept, as the recorded lienholder or recorded holder of a security interest with respect to such Collateral Leased Vehicle (except to the extent that such actions have been taken by the Servicer pursuant to Section 4.2(b) of the Servicing Agreement) (Section 3.01(b)(iii));
          (d) with respect to each Collateral Leased Vehicle that is permitted or required by the Basic Documents to be sold or otherwise disposed of by the Applicable Borrower or reallocated to a Specified Interest other than the Collateral Specified Interest of the applicable Borrower, taking all action necessary to cause (A) the security interest granted in such Collateral Leased Vehicle to be released and (B) the evidence of the Collateral Agent as lienholder on the related Certificate of Title to be removed (Section 3.01(b)(iv));
          (e) taking the actions required to be taken by the Collateral Agent pursuant to Article VI of the Credit and Security Agreement following a Facility Default, an Early Termination Event or an Exchange Note Default (Section 3.01(b)(v));
          (f) taking the other actions required to be taken by the Collateral Agent under the Credit and Security Agreement (Section 3.01(b)(vi));

          (g) maintaining all licenses, qualifications, authorizations and approvals from Governmental Authorities that are necessary or desirable to facilitate the performance of the Collateral Agent’s obligations under the Credit and Security Agreement (Section 3.01(d)(ii)); and
          (h) determining the manner of describing the Collateral in the financing statements that is necessary, advisable or prudent to ensure the perfection of the security interest granted under the Credit and Security Agreement (Section 3.02(d)).
     SECTION 2.2 Additional Duties. The Collateral Agent Administrator will prepare and will execute on behalf of the Administrative Agent (acting, in turn, on behalf of the Collateral Agent), all such documents, reports, filings, instruments, certificates and opinions that the Collateral Agent is required to prepare, file or deliver pursuant to the Credit and Security Agreement.
     SECTION 2.3 Additional Information to Be Furnished to the Administrative Agent. The Administrative Agent will furnish to the Collateral Agent Administrator such additional information in connection with performance of the Collateral Administrative Agent Duties under this Agreement as the Collateral Agent Administrator may reasonably request.
     SECTION 2.4 Prohibition on Certain Actions. Notwithstanding anything to the contrary in this Agreement, the Collateral Agent Administrator will not (a) make any payments to the Lender or any Exchange Noteholder under the Credit and Security Agreement, (b) sell the Collateral except as permitted by the Basic Documents, (c) release the Collateral except as permitted by the Basic Documents or (d) take any action prohibited by the Basic Documents.
     SECTION 2.5 Updating List of Authorized Officers. The Collateral Agent Administrator may from time to time designate the individuals who are authorized to act as “Authorized Officers” with respect to the Collateral Agent Administrator pursuant to an Officer’s Certificate delivered to the Administrative Agent, the Borrowers, the Titling Company Administrator, the Servicer and the Holding Companies.
     SECTION 2.6 Power of Attorney. By countersigning this Agreement, the Collateral Agent constitutes and irrevocably appoints the Collateral Agent Administrator, at all times from and after the date of this Agreement through the date on which this Agreement is terminated, as the true and lawful attorney of the Collateral Agent, with full power (in the name of the Collateral Agent or otherwise) to exercise all rights of the Collateral Agent, including the power and right to sign any document, agreement or instrument on behalf of the Collateral Agent in connection with such exercise of rights. The power of attorney granted, and all authority conferred, pursuant to this Section 2.6 are granted and conferred solely to facilitate the performance of the Collateral Agent Administrator’s obligations under this Agreement and will be exercised solely in a manner consistent with this Agreement. This power of attorney will be irrevocable as one coupled with an interest prior to the date on which this Agreement is terminated. The rights granted under this Section 2.6 will terminate as to any Person upon the resignation or removal of such Person in the capacity of Collateral Agent Administrator and pass to any successor Collateral Agent Administrator that is appointed pursuant to this Agreement.
ARTICLE III
COMPENSATION, REIMBURSEMENT AND INDEMNIFICATION
     SECTION 3.1 Compensation and Reimbursement. The Administrative Agent will pay the Collateral Agent Administrator as compensation for the Collateral Agent Administrator’s services under this Agreement such fees as have been separately agreed upon from time to time between the Administrative Agent and the Collateral Agent Administrator. The Collateral Agent Administrator agrees to bear all of its other costs incurred in connection with performing the Collateral Agent Administrative Duties under this Agreement.
     SECTION 3.2 Indemnification.
          (a) The Collateral Agent Administrator will indemnify, defend and hold harmless the Administrative Agent and its respective officers, directors, employees and agents (each, for purposes of this Section 3.2(a), an “Indemnified Person”), from and against any and all costs, expenses, losses, damages, claims and liabilities (including the reasonable compensation, expenses and disbursements of the Administrative Agent’s agents, counsel, accountants and experts) incurred by it in connection with the performance of the Collateral Agent Administrative Duties, including the reasonable costs and expenses of defending itself against any loss, damage, claim or liability incurred by it in connection with the exercise or performance of any of its powers or duties under the Credit and Security Agreement, but excluding any cost, expense, loss, damage, claim or liability incurred by the Administrative Agent through the Administrative Agent’s own willful misconduct, gross negligence or bad faith.
          (b) The Collateral Agent Administrator will indemnify, defend, and hold harmless the Administrative Agent and its respective officers, directors, employees and agents (each, for purposes of this Section 3.2(b), an “Indemnified Person”), from and against any and all costs, expenses, losses, damages, claims and liabilities (including the reasonable compensation, expenses and disbursements of the Administrative Agent’s agents, counsel, accountants and experts) incurred by reason of (i) the Collateral Agent Administrator’s willful misconduct, negligence or bad faith in the performance of the Collateral Agent Administrative Duties under this Agreement or (ii) the Collateral Agent Administrator’s reckless disregard of the Collateral Agent Administrative Duties under this Agreement.
          (c) Promptly upon receipt by an Indemnified Person of notice of the commencement of any Proceeding against any such Indemnified Person, and if such Indemnified Person intends to make a claim in respect of such Proceeding against the Collateral Agent Administrator under Section 3.2(a) or (b), as the case may be, such

Indemnified Person will notify the Collateral Agent Administrator of the commencement of such Proceeding. The Collateral Agent Administrator may participate in and assume the defense and settlement of any such Proceeding at its expense, and no settlement of such Proceeding may be made without the approval of the Collateral Agent Administrator and such Indemnified Person, which approvals will not be unreasonably withheld, delayed or conditioned. The Collateral Agent Administrator’s indemnification obligations will include reasonable fees and expenses of counsel and expenses of litigation. After notice from the Collateral Agent Administrator to such Indemnified Person of the Collateral Agent Administrator’s intention to assume the defense of such Proceeding with counsel reasonably satisfactory to such Indemnified Person, and so long as the Collateral Agent Administrator so assumes the defense of such Proceeding in a manner reasonably satisfactory to such Indemnified Person, the Collateral Agent Administrator will not be liable for any legal expenses of counsel to such Indemnified Person unless there is a conflict between the interests of the Collateral Agent Administrator and such Indemnified Person, in which case the Collateral Agent Administrator will pay for separate counsel reasonably acceptable to the Collateral Agent Administrator and such Indemnified Person.
ARTICLE IV
RESIGNATION AND REMOVAL OF THE COLLATERAL AGENT ADMINISTRATOR; TERM OF AGREEMENT
     SECTION 4.1 Resignation and Removal of the Collateral Agent Administrator.
          (a) Subject to Section 4.2(a), the Collateral Agent Administrator may resign its duties under this Agreement by providing the Administrative Agent with at least 60 days’ prior notice.
          (b) Subject to Section 4.2(a), if any of the following events occurs and is continuing, the Administrative Agent, so long as any Exchange Notes remain Outstanding, at the direction of the Exchange Noteholders representing at least 50% of the aggregate Exchange Note Balance (voting as a single class), by notice to the Collateral Agent Administrator may terminate all of the rights and obligations of the Collateral Agent Administrator under this Agreement:
          (i) the Collateral Agent Administrator defaults in the performance of any of its duties under this Agreement and, after notice of such default by the Administrative Agent, does not cure such default within 30 days (or, if such default cannot be cured in such time, does not give within 30 days such assurance of cure as is reasonably satisfactory to the Administrative Agent); or
          (ii) an Insolvency Event of the Collateral Agent Administrator.

          (c) The Collateral Agent Administrator agrees that if any event specified in Section 4.1(b)(ii) occurs, it will give prompt notice thereof to the Administrative Agent.
     SECTION 4.2 Appointment of Successor Collateral Agent Administrator.
          (a) No resignation or removal of the Collateral Agent Administrator pursuant to Section 4.1 will be effective until (i) a successor Collateral Agent Administrator has been appointed by the Administrative Agent, and (ii) such successor Collateral Agent Administrator has executed, acknowledged and delivered to the Administrative Agent and to its predecessor Collateral Agent Administrator an instrument accepting its appointment under this Agreement.
          (b) Subject to Section 4.2(a), the Collateral Agent Administrator acknowledges that upon the appointment of a successor Servicer pursuant to Section 8.4 of the Servicing Agreement, the Collateral Agent Administrator will immediately resign and such successor Servicer will automatically become the Collateral Agent Administrator under this Agreement.
     SECTION 4.3 Action upon Termination, Resignation or Removal. Promptly upon the resignation or removal of the Collateral Agent Administrator pursuant to Section 4.1, the Collateral Agent Administrator will be entitled to be paid all fees and reimbursable expenses incurred by it to the date of such termination, resignation or removal. In such event, the Collateral Agent Administrator will cooperate with the Administrative Agent and take all reasonable steps requested to assist the Administrative Agent in making an orderly transfer of the duties of the Collateral Agent Administrator.
ARTICLE V
MISCELLANEOUS
     SECTION 5.1 Independence of the Collateral Agent Administrator. For all purposes of this Agreement, the Collateral Agent Administrator will be an independent contractor and will not be subject to the supervision of the Administrative Agent with respect to the manner in which it accomplishes the performance of its obligations under this Agreement. Unless authorized by the Administrative Agent, the Collateral Agent Administrator will have no authority to act for or represent the Administrative Agent in any way and will not otherwise be deemed an agent of the Administrative Agent.
     SECTION 5.2 No Joint Venture. Nothing contained in this Agreement will (a) constitute the Collateral Agent Administrator and the Administrative Agent as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) be construed to impose any liability as such on any of them or (c) be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

     SECTION 5.3 Transactions with Affiliates. In carrying out any of the Collateral Agent Administrative Duties under this Agreement, the Collateral Agent Administrator may enter into transactions or otherwise deal with any of its Affiliates, except that the terms of any such transactions or dealings will be, in the Collateral Agent Administrator’s opinion, no less favorable to the Exchange Noteholders than would be available from unaffiliated parties.
     SECTION 5.4 Other Activities of the Collateral Agent Administrator. Nothing in this Agreement will prevent the Collateral Agent Administrator or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Administrative Agent.
     SECTION 5.5 Amendments. The parties to this Agreement may enter into amendments to this Agreement from time to time.
     SECTION 5.6 Notices. All notices, requests, demands, consents, waivers or other communications to or from the parties to this Agreement will be in writing. Notices, requests, demands, consents and other communications will be deemed to have been given and made, (i) upon delivery or, in the case of a letter mailed via registered first class mail, postage prepaid, 3 days after deposit in the mail; (ii) in the case of a facsimile, when receipt is confirmed by telephone or by reply email or reply facsimile from the recipient; (iii) in the case of an email, when receipt is confirmed by telephone or by reply email from the recipient; and (iv) in the case of an electronic posting to a password-protected website, upon printed confirmation of the recipient’s access to such password-protected website, or when notification of such electronic posting is confirmed in accordance with clauses (i) through (iii) above. Unless otherwise specified in this Agreement, any such notice, request, demand, consent or other communication will be delivered or addressed as set forth below:
          (a) if to the Collateral Agent Administrator, at:

Ford Motor Credit Company
c/o Ford Motor Company
World Headquarters
One American Road, Suite 801-C3
Dearborn, Michigan 48126
Attention: Securitization Operations Supervisor
Telephone: (313) 594-3495
Facsimile: (313) 390-4133

with a copy to:

Ford Motor Credit Company
One American Road, Suite 2411
Dearborn, Michigan 48121

Attention: Corporate Secretary
Telephone: (313) 322-3000
Facsimile: (313) 248-7613
          (b) if to the Administrative Agent, at:

U.S. Bank National Association
as Administrative Agent
209 South LaSalle Street
Suite 300
Chicago, Illinois 60604
Attention: Ford Collateral Agency
Telephone: 312-325-8904
Facsimile: 312-325-8905
or to such other address as any party will have provided to the other parties by notice.
     SECTION 5.7 Assignment. This Agreement may not be assigned by the Collateral Agent Administrator unless the Collateral Agent Administrator obtains the consent of the Administrative Agent for such action. Any Person (a) into which the Collateral Agent Administrator may be merged or consolidated, (b) resulting from any merger, conversion, or consolidation to which the Collateral Agent Administrator is a party, (c) succeeding to the business of the Collateral Agent Administrator, or (d) of which Ford Motor Company owns, directly or indirectly, more than 50% of the voting stock or voting power and 50% or more of the economic equity, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent Administrator under this Agreement, will be the successor to the Collateral Agent Administrator under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement. Subject to the foregoing, this Agreement will bind any successors or assigns of the parties to this Agreement.
     SECTION 5.8 Third-Party Beneficiary. This Agreement will inure to the benefit of and be binding upon the parties to this Agreement and the Collateral Agent, which will be considered to be a third-party beneficiary of this Agreement. Except as otherwise provided in this Agreement, no other Person will have any right or obligation under this Agreement.
     SECTION 5.9 GOVERNING LAW; SUBMISSION TO JURISDICTION.
          (a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          (b) The parties submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement. The parties irrevocably waive, to the fullest extent they may do so, any objection that they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     SECTION 5.10 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     SECTION 5.11 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement is held invalid, illegal or unenforceable, then such covenants, agreements, provisions or terms will be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and will in no way affect the validity, legality or enforceability of the other provisions of this Agreement or of the Exchange Notes or the rights of the Exchange Noteholders.
     SECTION 5.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts will be an original, and all of which counterparts will together constitute one and the same instrument.
     SECTION 5.13 Headings. The various headings in this Agreement are included for convenience only and will not affect the meaning or interpretation of any provision of this Agreement.
     SECTION 5.14 No Petition. Notwithstanding any prior termination of this Agreement, the Collateral Agent Administrator and the Administrative Agent will not, prior to the date which is one year and one day after the termination of this Agreement and the payment in full of all Advances and Exchange Notes, institute against, or join any other Person in instituting against, any Titling Company or any Holding Company any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or State bankruptcy or similar law in connection with any obligations relating to the Exchange Notes, this Agreement or the Credit and Security Agreement.
     SECTION 5.15 Limitation of Liability of Administrative Agent. Notwithstanding anything contained in this Agreement to the contrary, this Agreement has been countersigned by U.S. Bank not in its individual capacity but solely as Administrative Agent. In no event will U.S. Bank have any liability for the representations, warranties, covenants, agreements or other obligations of the Borrowers under this Agreement or any other Basic Document or in any of the certificates, notices or agreements delivered pursuant to this Agreement or any other Basic Document, as to all of which recourse may be had solely to the assets of the Borrowers. For all purposes of this Agreement, in the performance of any duties or obligations of the Administrative Agent under this Agreement, the Administrative Agent will be subject to, and entitled to the benefits of, the Credit and Security Agreement.
[SIGNATURE PAGES FOLLOW]

Executed:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Administrative Agent
By:	/s/ Melissa A. Rosal
	Name:	Melissa A. Rosal
	Title:	Vice President

FORD MOTOR CREDIT COMPANY, as Collateral Agent Administrator
By:	/s/ David M. Brandi
	Name:	David M. Brandi
	Title:	Assistant Treasurer

[SIGNATURE PAGE TO HTD ADMINISTRATION AGREEMENT 1 OF 2]

The Collateral Agent has accepted the provisions of this Agreement as of the day and year first above written.
HTD LEASING LLC
  as Collateral Agent

By:	/s/ Melissa A. Rosal Name: Melissa A. Rosal
Title: Vice Presidents
[SIGNATURE PAGE TO HTD ADMINISTRATION AGREEMENT 2 OF 2]